EXHIBIT 99.1

PRESS RELEASE

                             Contact:
                             Amy Ford
                             Director of Investor Relations
                             Cabot Microelectronics Corporation
                                                                                                         (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR FOURTH QUARTER AND FULL FISCAL YEAR 2009
▪	Quarterly Revenue Increase Versus Last Year
▪	Quarterly Gross Profit Margin of 48.4 Percent of Revenue
▪	Quarterly EPS of 52 Cents
▪	Strong Balance Sheet with $200 Million of Cash and No Debt

AURORA, IL, October 22, 2009 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and growing CMP pad supplier to the semiconductor industry, today reported financial results for its fourth quarter and full fiscal year 2009, which ended September 30.

Total revenue during the fourth fiscal quarter was $96.5 million, which represents an increase of 7.1 percent compared to the same quarter last year and an increase of 11.6 percent compared to the prior quarter, on continued strong demand for the company’s products, particularly from manufacturers of logic devices.  The company achieved a gross profit margin of 48.4 percent of revenue in the fourth fiscal quarter, diluted earnings per share of $0.52, which represents a record when compared to historical results adjusted to include share-based compensation expense, and cash flow from operations of $28.5 million.  For the full fiscal year, total revenue was $291.4 million, gross profit margin was 44.1 percent, diluted earnings per share were $0.48 and cash flow from operations was $44.7 million.  The company’s balance sheet reflects a cash balance of $200.0 million and no debt outstanding as of September 30, 2009.

“We are pleased to end this challenging fiscal year with such strong quarterly results.  In addition, we are encouraged by the progress we have made this year on our strategic initiatives, which from our perspective positions us well to emerge from the economic downturn with stronger competitive standing within our core CMP consumables business.  Despite the adverse operating environment in fiscal 2009, we increased our CMP pad revenue by 17 percent, strengthened our CMP slurry business with the acquisition of Epoch, and achieved over $12 million in operating expense savings, without compromising our operations, quality or intellectual capital,” said William Noglows, Chairman and CEO of Cabot Microelectronics.  “Our flexible business model, solid balance sheet, and experienced management team enabled us to successfully manage our business during the significant decline in demand for our products in the first half of our fiscal year, as well as through the extraordinary growth we experienced in the second half of the year.”

Mr. Noglows continued, “In fiscal 2010, we plan to continue to execute on our primary strategy to strengthen and grow our core CMP consumables business by leveraging our CMP expertise and global infrastructure to better serve our customers.  While we remain cautious regarding near term industry demand given the current mixed economic signals and our limited visibility, we are optimistic about the long-term growth prospects for our company, as electronics become more and more integral to daily life on a global basis.”

Key Financial Information

Total fourth fiscal quarter revenue of $96.5 million represents a 7.1 percent increase from the $90.2 million reported in the same quarter last year and an 11.6 percent increase from $86.4 million in the prior quarter.  The increase in revenue from the same quarter last year primarily reflects contributions from the company’s acquisition of Epoch in February 2009.  Excluding the revenue contribution from Epoch, the company’s quarterly sales were approximately even with the same period last year.  Compared to the prior quarter, revenue increased across all business areas, led by sales to manufacturers of logic devices.

Total revenue for the full fiscal year was $291.4 million, which represents a 22.3 percent decrease from fiscal year 2008.  Despite the adverse impact of the global recession on the company’s slurry products for semiconductor applications and its engineered surface finishes (ESF) business, revenue for the company’s CMP polishing pads, as well as its slurry products for data storage applications increased from the prior year.

Gross profit, expressed as a percentage of revenue, was 48.4 percent this quarter, compared to 46.6 percent in both the same quarter a year ago and in the prior quarter.  Compared to the year ago quarter, gross profit percentage increased primarily due to increased utilization of the company’s manufacturing capacity, improved manufacturing yields and lower logistics costs, partially offset by a lower valued product mix.  The increase in gross profit percentage versus the third fiscal quarter was primarily due to increased utilization of the company’s manufacturing capacity.

Gross profit for the full fiscal year was 44.1 percent of revenue, compared to 46.5 percent of revenue in fiscal 2008.  The decrease in gross profit percentage was primarily due to decreased utilization of the company’s manufacturing capacity, as a result of the impact of the severe economic downturn in the first half of the year.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $28.0 million in the fourth fiscal quarter, representing a $3.8 million, or 11.8 percent, decrease from $31.7 million in the same quarter a year ago.  The decrease was primarily driven by lower staffing related costs, decreased professional fees, which include costs to enforce the company’s intellectual property, and lower travel expenses.  These cost savings were partially offset by incremental costs related to Epoch.  Operating expenses were $2.9 million higher than the $25.1 million reported in the previous quarter, mostly due to higher staffing related costs, professional fees and expenses for clean room materials.

For the full year, total operating expenses were $112.4 million, which represents a $12.6 million, or 10.1 percent, decrease from the $125.0 million reported in fiscal 2008, as the company implemented focused cost reduction initiatives.  The decrease was driven primarily by lower staffing related costs, professional fees and travel expenses.  These cost savings were partially offset by incremental Epoch expenses, including a $1.4 million write-off of in-process research and development expenses, as required by purchase accounting rules.

Net income for the quarter was $12.2 million, up from $8.2 million in the same quarter last year and $9.0 million in the prior quarter, on the higher level of revenue and gross profit percentage.  Net income for the full fiscal year was $11.2 million, down from $38.3 million in fiscal 2008 on lower revenue as a result of the global economic recession, partially offset by the benefits of the company’s focused cost reduction efforts.

Diluted earnings per share were $0.52 this quarter, which is up from $0.36 reported in the fourth quarter of fiscal 2008 and $0.39 reported in the previous quarter.  Earnings per share for full fiscal year 2009 of $0.48 were down 70.5 percent from the $1.64 reported in the previous fiscal year.

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (866) 515-2914.  Callers outside the U.S. can dial (617) 399-5128.  The conference code for the call is 47827100.  A replay will be available through November 19, 2009 via webcast at www.cabotcmp.com.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company’s mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today’s challenges and help enable tomorrow’s technology.  Since becoming an independent public company in 2000, the company has grown to approximately 900 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended June 30, 2009 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2008, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008

Revenue	$96,513	$86,443	$90,156	$291,372	$375,069

Cost of goods sold	49,775	46,143	48,141	162,918	200,596

Gross profit	46,738	40,300	42,015	128,454	174,473

Operating expenses:

Research, development & technical	12,514	10,901	12,572	48,150	49,155

Selling & marketing	5,798	5,207	7,914	22,239	28,281

General & administrative	9,673	9,043	11,258	40,632	47,595

Purchased in-process research and development	-	(90)	-	1,410	-

Total operating expenses	27,985	25,061	31,744	112,431	125,031

Operating income	18,753	15,239	10,271	16,023	49,442

Other income (expense), net	(712)	(42)	885	599	5,448

Income before income taxes	18,041	15,197	11,156	16,622	54,890

Provision for income taxes	5,871	6,183	2,939	5,435	16,552

Net income	$12,170	$9,014	$8,217	$11,187	$38,338

Basic earnings per share	$0.53	$0.39	$0.36	$0.48	$1.64

Weighted average basic shares outstanding	23,137	23,113	23,023	23,079	23,315

Diluted earnings per share	$0.52	$0.39	$0.36	$0.48	$1.64

Weighted average diluted shares outstanding	23,248	23,154	23,085	23,096	23,348

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	September 30,	September 30,
	2009	2008
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$199,952	$226,417
Accounts receivable, net	53,538	41,630
Inventories, net	44,940	47,466
Other current assets	18,422	15,079
Total current assets	316,852	330,592

Property, plant and equipment, net	122,782	115,843
Other long-term assets	75,510	31,002
Total assets	$515,144	$477,437

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$15,182	$13,885
Capital lease obligations	1,210	1,129
Accrued expenses and other current liabilities	23,144	22,787
Total current liabilities	39,536	37,801

Capital lease obligations	1,308	2,518
Other long-term liabilities	3,571	2,885
Total liabilities	44,415	43,204

Stockholders' equity	470,729	434,233
Total liabilities and stockholders' equity	$515,144	$477,437